Contact:	News Release
John Byczkowski, FHLB Cincinnati	FOR IMMEDIATE RELEASE
513.852.7085 (office) or 513.382.7615 (cell)	October 30, 2017

FHLB CINCINNATI ANNOUNCES THIRD QUARTER 2017 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (the FHLB) today released unaudited financial results for the third quarter ended September 30, 2017. The FHLB expects to file its third quarter 2017 Form 10-Q with the Securities and Exchange Commission on or about November 9, 2017.
The FHLB is a AA+ rated wholesale cooperative bank owned by 661 member financial institutions. The FHLB supports housing finance and community development by lending to a diverse membership base including commercial banks, thrifts, credit unions, insurance companies and community development financial institutions in Kentucky, Ohio and Tennessee. It annually sets aside a portion of its profits for grants supporting affordable housing, and since 1990 has awarded more than $632 million in subsidies towards the creation of 80,900 units of affordable housing.

Operating Results and Profitability

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For the third quarter, net income was $78 million and return on average equity (ROE) was 5.97 percent. This compares to net income of $61 million and ROE of 4.82 percent for the same period of 2016. For the first nine months of 2017, net income was $230 million and ROE was 6.06 percent, compared to net income of $179 million and ROE of 4.75 percent for the same period of 2016.

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The increase in net income and ROE for both comparison periods was primarily the result of higher net interest income. The increase in net interest income was driven mostly by higher net spreads earned on short-term and LIBOR-indexed assets and lower net amortization of premiums and discounts related to mortgage assets and Consolidated Obligations.

Dividend

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The FHLB paid its stockholders a cash dividend on September 22, 2017 at a 5.25 percent annualized rate, an increase of 50 basis points from the dividend rate paid in June 2017. The dividend paid in September was 3.94 percentage points above the third quarter average 3-month LIBOR.

Housing and Community Investment

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The FHLB's net income in the first nine months of 2017 resulted in an accrual of $25 million to the Affordable Housing Program (AHP) pool of funds available to members. These funds assist members in serving very low-, low-, and moderate-income households and community economic development.

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In addition to the required AHP assessment, the FHLB voluntarily awarded $1.9 million in the first nine months of 2017 through two other housing programs. These programs provide grants to cover accessibility rehabilitation and emergency repairs for special needs and elderly homeowners, and for the replacement or repair of homes damaged or destroyed by natural disasters within the Fifth District.

Balance Sheet Highlights

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During the first nine months of 2017, the FHLB fulfilled its mission by providing readily available and competitively priced wholesale funding to its member financial institutions as well as providing access to the secondary mortgage market through the Mortgage Purchase Program.

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Mission Asset Activity – comprising major activities with members including Advances, Letters of Credit, and the Mortgage Purchase Program – was $94.4 billion at September 30, 2017, a decrease of $2.4 billion (two percent) from year-end 2016.

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The balance of investments at September 30, 2017 was $27.6 billion, an increase of $2.2 billion (nine percent) from year-end 2016. The investments balance at the end of the third quarter included $14.8 billion of mortgage-backed securities and $12.8 billion of other investments, which were mostly short-term instruments held for liquidity.

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The FHLB exceeded all minimum regulatory capital and liquidity requirements. On September 30, 2017, GAAP capital was $5.1 billion, an increase of three percent from year-end 2016. The GAAP and regulatory capital-to-assets ratios were 4.88 percent and 4.92 percent, respectively, at September 30, 2017. Retained earnings grew $81 million in the first nine months of 2017 to end the quarter at $915 million.

About the FHLB

The FHLB provides members access to products and services (primarily Advances, which are a readily available, low-cost source of funds, purchases of certain mortgage loans from members, and issuance of Letters of Credit to members) and a competitive return through quarterly dividends on their capital investment in the FHLB. The FHLB funds these products and services by raising private-sector capital from member-stockholders and, with the other Federal Home Loan Banks (FHLBanks) in the FHLBank System, issuing high-quality debt in the worldwide capital markets. The FHLB also funds community investment programs that help its members create affordable housing and promote community economic development.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLB’s financial condition and results of operations. These include, but are not limited to, the effects of economic and financial conditions, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces, and other risks detailed from time to time in the FHLB’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLB undertakes no obligation to update any such statements.

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	September 30, 2017	December 31, 2016	Percent Change (3)
Total assets	$105,251	$104,635	1%
Advances (principal)	67,975	69,907	(3)
Mortgage loans held for portfolio (principal)	9,280	8,926	4
Total investments	27,575	25,334	9
Consolidated Obligations	98,838	97,881	1
Mandatorily redeemable capital stock	32	35	(10)
Capital stock	4,229	4,157	2
Total retained earnings	915	834	10
Total capital	5,132	4,978	3
Regulatory capital (1)	5,176	5,026	3

Capital-to-assets ratio (GAAP)	4.88%	4.76%
Capital-to-assets ratio (Regulatory) (1)	4.92	4.80

OPERATING RESULTS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016 (2)	Percent Change (3)	2017	2016 (2)	Percent Change (3)
Total interest income	$437	$308	42%	$1,166	$909	28%
Total interest expense	327	215	52	847	644	31
Net interest income after provision for credit losses	110	93	18	319	265	20
Non-interest loss	(3)	(4)	23	(4)	(2)	NM
Non-interest expense	20	21	(6)	60	64	(7)
Affordable Housing Program assessments	9	7	27	25	20	27
Net income	$78	$61	28	$230	$179	28

Return on average equity	5.97%	4.82%		6.06%	4.75%
Return on average assets	0.30	0.23		0.30	0.22
Net interest margin	0.42	0.36		0.42	0.33
Annualized dividend rate	5.25	4.00		4.83	4.00
Average 3-month LIBOR	1.31	0.79		1.20	0.68

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)
During the fourth quarter of 2016, the FHLB changed to the contractual interest method for amortizing premiums and accreting discounts on mortgage loans held for portfolio. This change has been reported through retroactive application of the change in accounting principle to all periods presented.

(3)
Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).

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